Exhibit 21
                                                                      ----------


                                POWER OF ATTORNEY


THIS POWER OF ATTORNEY is given by REUTERS HOLDINGS SWITZERLAND SA (the "Company"), whose registered office is at 153 Route Thonon, 1245
Collonge-Bellerive, Switzerland WITNESSES as follows:

1.       APPOINTMENT

The Company appoints STEPHEN P LEHMAN currently of Reuters America Inc., 3 Times Square, 20th Floor, New York, NY 10036 (referred to as the "Attorney"), to be its Attorney with authority to do on its behalf the acts and things specified in clause 2.

2.       AUTHORITY

The Attorney has authority in the name and on behalf of the Company and on such terms and conditions as may seem expedient to do the acts and things specified below:

(a) to file from time to time Forms 3, 4 and 5 under Section 16 of the Securities Exchange Act of 1934 (the "Act") and Schedules 13D and 13G under Sections 13(d) and 13(g) of the Act, each regarding Savvis Communications Corporation, a Delaware corporation, and required to be filed by the Company with the United States Securities and Exchange Commission; and

(b) to do appropriate acts and things to give effect to or to further the actions contemplated by or referred to in paragraph (a) above.

3.       NO AUTHORITY

The Attorney does not have the power by virtue of this power of attorney to divest the Company of any interest whatsoever in the Investee except within the Reuters Group, or to make any additional investments in the Investee (other than by virtue of a conversion, exchange or other disposition of an existing Investment) or to take any action which would result in a benefit to himself personally. For these purposes "Reuters Group" shall mean Reuters Group PLC and all its subsidiaries from time to time.

4.       INDEMNITY

The Company agrees to ratify whatever the Attorney shall lawfully do or cause to be done by virtue of this power of attorney and to indemnify the Attorney against all expenses, losses and liabilities incurred by the Attorney when acting in pursuance of this power of attorney, except such as arise in consequence of his negligence, wilful default or bad faith.

5.       MISCELLANEOUS

This power of attorney shall:

         (i) have effect from 1 January 2002 which is (or is deemed to be) the effective date of entry into force of it and the Company agrees to ratify and confirm all and any acts and things lawfully done by the Attorney on behalf of the Company as from such effective date;

         (ii) be binding and conclusive in favour of all third parties who shall not have received notice of its revocation;

         (iii) lapse automatically on the earlier of (a) the date on which the Attorney ceases to be employed by the Reuters Group (being Reuters Group PLC and all its subsidiaries (as defined in Section 736 of the Companies Act 1985) from time to time), (b) the second anniversary of the effective date of this power of attorney and (c) revocation by written act of the Company;

         (iv)     not be changed orally; and

         (v) be construed and interpreted according to the laws of Switzerland.


IN WITNESS WHEREOF the Company has duly executed this Power on the 7th day of January 2002.


SIGNED by



/s/ Douglas F. Curtis
------------------------------------------
Douglas F. Curtis
duly authorised for and on behalf of
REUTERS HOLDINGS SWITZERLAND SA









                                        2